Exhibit 10.4

SHARE PURCHASE AGREEMENT

PRIVATE & CONFIDENTIAL

The Directors
Stylar Limited
70 South Street
Lancing
West Sussex
BN15 8AJ
26 March 2010
Dear Sirs

OFFER TO PURCHASE SHARES

We are pleased to offer to purchase shares in Stylar Limited (the "Company") on the terms and conditions set out below.

1. Shares to be purchased, price to be paid and option

1.1
All of the issued and outstanding shares of Stylar Limited (1 share) are to be purchased and transferred to Cloud Channel Limited, (“CCL” or the “Purchaser”) whose registered offices is at the Quadrangle 180 Wardour St London W1F 8LB.

1.2
The Company has forecast net profit for the 12 months ending 30 March 2011, from which a notional valuation has been calculated (see Appendix 4). The Company will be allocated Convertible Preferred Shares of RTG Ventures Inc (“RTGV”), a US public company with offices at 185 Madison Avenue, New York, NY10016, which will be held by RTGV's transfer agent. The Company will be revalued, applying the same formula as the notional valuation using the Company's results as at March 31, 2011 (the "Final Valuation"). The average share price of RTGV for the month of March 2011 is also calculated (the "Conversion Price"). This Conversion Price is then divided into the Final Valuation to obtain the number of Common shares to be issues to the shareholders of the Company, subject to the limitations in Appendix 4. RTGV's transfer agent will transfer the Common shares to the Company's shareholders on a pro rata basis according to the schedule in Appendix 5.

1.3	The exchange rate used to convert the GBP valuation into USD valuation will be the exchange rate quoted in the Financial Times on the day prior to conversion.
1.4
The Company's results for the 12 month period ending March 31, 2011 will be prepared on the same basis (save where the requirements of UK GAAP require a change in preparation of the accounts) as the Company's accounts for the 12 month period ending March 31, 2010.

1.5
All shares will be transferred by stock transfer form together with the rights to all dividends and distributions declared or paid since the date dividends were last declared or paid to existing shareholders. The Company and RTGV warrants that the shares will be transferred free of all liens charges options and encumbrances. The Directors of the Company warrant that the shares shown in 1.1 comprise all the shares in the capital of the Company at the date hereof including those under option and that there are no other agreements that will require the Company to issue further shares.

1.6	The Directors confirm that:
(a)	they will not intentionally do anything which will adversely affect the value, reputation or prospects of the Company;
(b)	Save as disclosed in Appendix 2 none of them are (or will be at when the shares are transferred) owed any money by the Company other than normal salary payments;
(c)	none of them have any claims to the assets (including intellectual property) used in the business of the Company and they warrant that no other claims can be made by any other party;
(d)
they waive irrevocably all or any pre-emption rights they may have pursuant to the Company’s articles of association or to any other agreement relating to the shares, so as to enable the sale of the shares to us to proceed free of any such pre-emption rights;

(e)
they shall not, except in the ordinary course of business and with the execution of a non- disclosure agreement, during or within 24 months after completion of this agreement divulge to any person whatever or otherwise make use of and shall use their best endeavours to prevent the publication of any trade secret or secret manufacturing process or any confidential information concerning the business of the Company.

 2. Warranties

The Company and the directors agree to provide the warranties as set out in Appendix 1 subject to any matters fairly disclosed in Appendix 2.

3. Closing

The Closing will take place simultaneously with the closing of the purchase of CCL by RTGV, this is expected to occur on March 31, 2010.

4. Information and publicity

By accepting this offer you authorise us to consult with the Company's bankers and professional advisers as to the affairs of the Company. Any press release or other media communication in relation to our investment is to be agreed with us. All parties to this share purchase agreement confirm that they will keep confidential this letter and will only disclose information relating to this letter to each other, to their professional advisers or in accordance with statutory or regulatory requirements.

5. Costs and expenses

Each party will pay their own costs and expenses incurred in completing this offer.

6. Acceptance and Signing
6.1	The offer will be accepted by signing and returning a copy of this agreement to CCL. The agreement will be legally binding from the time we receive the acceptance.
6.2	The Company will ensure this letter is not distributed by it in any manner that will breach securities or financial services’ laws.
6.3
This share purchase agreement may be executed by the parties on separate copies; each copy of which when so executed and delivered shall be an original, but all the copies shall together constitute one and the same agreement.

6.4	Completion shall take place when we are satisfied with the conditions set out in Appendix 2.
6.5	The law of England shall apply to this contract and the parties submit to the exclusive jurisdiction of the English courts.

Yours faithfully For Cloud Channel Limited	For RTG Ventures Inc.

Dominic Hawes-Fairley	Linda Perry

Agreed by the Directors of the Stylar Limited on XX March 2010

Reggie James, Managing Director, Stylar Limited

APPENDIX 1

Part 1: Trading history and forecasts

The Company and each Director jointly and severally warrants to us as set out below.
Accounts
1.1	The Company has traded since 2010 and the accounts are in Appendix 6.
1.2	There has been disclosed to us in writing all:
o	commitments of an onerous nature
o	known and foreseeable liabilities whether present or contingent
o	litigation (including litigation known to be threatened)
o	unusual or non-recurring items affecting the financial position
o	debts known to be bad or doubtful
o	dividends or other similar distributions paid or proposed
o	Directors' salary, pension and other emoluments
o	obsolete stock
o	general accounting provisions or revaluations

1.3	The Company has disclosed to us:
o	any directors' service contracts
o	its share capital (authorised, issued and under option)
o	details of employees, consultants and agents

1.4	Subsidiaries
The Company has no subsidiaries.

1.5	Insurances
The Company has current commercial insurance cover

1.6	Customers
To the best of the knowledge and belief of the Company and each of the Directors, the Company's relationship with its customers and suppliers has not been adversely affected by the conduct of its officers and employees.

1.7	Payments
No irregular payments or capital commitments have been made by the Company in the past 12 months other than disclosed in Appendix 2.

1.8	Intellectual Property
All patents, copyrights, trademarks, industrial designs, know how and other intellectual property rights required for the Company to carry on its current or currently proposed business are vested absolutely in the Company and none of such rights are owned by any of the Vendors or employees of the Company or any third party.

1.9	Information supplied
The written information supplied to us by the Company and by and the Directors in connection with our purchase were and remain accurate in all material respects. Copies are attached in appendix 3.

1.10	The Company and the Directors do not know of anything which makes the written information given to us misleading.

1.11	The Company and the Directors know of nothing which materially adversely affects the financial or trading prospects of the Company.

1.12
There are no facts known to the Company or the Directors which have not been disclosed to us which might if disclosed reasonably affect the decision of a prudent investor whether or not to invest in the Company.

Part 2: Directors' personal interests
2.1	Save as disclosed in appendix 5, each of the Directors warrants, on his or her own account only, that he/she:
(a)	has no business interests except for shareholdings in the Company or in companies quoted on a recognised investment exchange that will compete with the Company’s products and services;
(b)	has never been:
(i)	convicted of a criminal offence (except any road traffic offence not punished by a custodial sentence);
(ii)	disqualified from being a company director.
2.2
Each of the Directors warrants, on his or her own account only, that neither he/she nor anyone with whom he/she is connected have any contract (except any service contract which has been disclosed to us) with the Company, nor own any property used by the Company.

Part 3: Taxation

Except to the extent that provision is made in the latest audited accounts of the Company and save for ordinary corporation tax and value added tax liabilities arising from trading in the ordinary course of business since the date to which the latest accounts were made up each Director jointly and severally warrant to us on a full indemnity basis that the Company is not and will not be under any claim, demand or assessment by or on behalf of the Inland Revenue, Customs and Excise, or other similar governmental or statutory authority which causes any depletion of or diminution in the assets of the Company by reason of taxation (including, but without prejudice to the generality, the disallowance of relief from taxation given or due to the Company and the non-payment by the Company of any taxation assessed, charged or recovered on or from the Company) as a result of or by reference to any event, transaction, shortfall in distribution, omission or any other matter or thing in respect of all periods ending on or prior to the date hereof whether alone or in conjunction with other circumstances and whether chargeable against or attributable to any other person, firm or company.

Part 4: Limitations on claims under Warranties

4.1
The following time and financial limits will apply to claims under the warranties but only if the claim, or the delay in discovering it, does not result from the fraud, wilful misconduct or wilful concealment by the Company or Director:

4.1.1	The total liability for all claims for breach of the warranties is limited to the value of the purchase price of the shares:
4.1.2
We may not claim for breach of the warranties unless the total amount of all claims exceeds £10,000 but may then claim the whole amount and not just the excess over £10,000 and reduce the amount of preferred shares issued accordingly.

4.1.3
We may not claim against a Director unless we have given him and the Company reasonable details of the claim (on the basis of the facts then known to us) within six months of receiving the audited accounts of the Company for the end of the second financial year occurring after the purchase price is paid.

4.1.4	We may not claim against a Director in respect of matters properly disclosed against the Warranties.

The warranties shall be deemed to be given immediately before the purchase price is paid.

APPENDIX 2
Irregular Payments and Capital Commitments

APPENDIX 3

The Completion shall occur when we are satisfied:
Bank
1.1	with the Company's bank facilities and the terms on which they are available;
Financial information
1.2	the Company's Balance Sheet as at 3 March 2010;
1.3	with the Company's financial position, and level of trading, immediately before completion;
1.4	with the results of any enquiries made by our accountants;
Business plan
1.5	with the Company's business plan;
Directors and employees
1.6	with a schedule showing the employees’ and Directors' salary, pension and other emoluments;
1.7	with CVs of all Directors;
1.8	with the terms of any director's service contract;
Legal due diligence
1.9	with the Company's solicitor's certificate confirming the authorised and issued share capital, the identity of the directors and shareholders and their shareholding;
1.10	with the Company's memorandum and articles of association;
1.11	with the result of a Companies Registry search against the Company immediately before completion;
1.12	with any disclosures against the warranties;
1.13	with the unqualified acceptance of this offer by the Company and the Directors.
1.14
that any necessary class or other consents have been obtained, and pre-emption rights have been waived and the Directors have approved the registration in the books of the company of the share transfers to us;

1.16	with our share certificate to be issued;
1.17	with a deed of tax indemnity from the Company and Directors in respect of claims and liabilities under the tax warranty;
1.18	with the terms on which the Company occupies its trading premises;

2.	On the Completion the Company shall deliver or cause to be delivered to us:
2.1
duly executed stock transfer forms in respect of all the shares issued together with all share certificates (such stock transfer forms to be in our favour or our nominees) together with such waivers, consents, or other documents as we may require to enable us or our nominees to be registered as the holders of the shares free from all liens, charges, options, equities, encumbrances and other adverse rights whatsoever;

2.2	such other documents relating to the Company as we shall reasonably require.

3.	On or before the Completion the Directors shall also procure the holding of a meeting of the directors of the Company at which:
3.1	the directors shall (subject to stamping) approve of the transfers to us (or our nominees) of the shares;
3.2	the directors shall appoint two persons as we shall nominate as additional directors of the Company;
3.3	the directors shall pass any other resolutions reasonably requested by us necessary to complete this share purchase and register our interest in the share capital of the Company.

4.	Following such board meeting the Company shall procure that a certified copy of the board minute is handed to us.

APPENDIX 4

The Company has forecast sales of £603,620 and a net profit of £214,778 for the 12 months ending 31 March 2011. The valuation methodology used is four times net profit meaning an on-target valuation of £859,112.

•	If the net profit forecast is achieved, the Final Valuation will be £859,112.
•
If net profit is above forecast then the Final Valuation will increase by four times the increase up to a maximum of 25% increase in the Final Valuation i.e. if net profit is 10% above forecast then the Final Valuation will increase by 10%.

•	Similarly, if net profit is below forecast then the Company will be decreased by four times the decrease up to 25% maximum reduction.

Accordingly, the Final Valuation will, in all circumstances be not less than £644,334 and not more than £1,073,890.

Appendix 5

Register of shareholders in the Company